Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148379 on Form S-8 of our report dated March 3, 2008, relating to the consolidated financial statements and the related financial statement schedule of The Ensign Group, Inc. and subsidiaries, which report expresses an unqualified opinion on the consolidated financial statements and the related financial statement schedule and includes an explanatory paragraph referring to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment in 2006, appearing in this Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 3, 2008